Exhibit 99.2
Certain Relationships between US BioEnergy Corporation
and Capitaline Advisors, LLC and Affiliates
     Capitaline Advisors, LLC is 100% owned and controlled by Gordon W. Ommen, US BioEnergy’s chief executive office, president and chairman of the board. Mr. Ommen beneficially owns approximately 8.06% of US BioEnergy’s outstanding common stock either individually or through his ownership and control of BirdDog Capital, LLC, Mr. Ommen’s private investment company, and Capitaline Advisors, LLC, which is the manager of Capitaline General Partner, LLC, the general partner of a number of Capitaline investment funds. Steve Myers, one of US BioEnergy’s former directors, is the president of Capitaline Advisors.
     Capitaline Advisors provides US BioEnergy with consulting and administrative services and office space in Brookings, South Dakota, pursuant to a services agreement dated November 17, 2005. On May 1, 2007, US BioEnergy amended this agreement to revise the pricing terms and scope of services to be provided, and on November 1, 2007, US BioEnergy and Capitaline Advisors amended the agreement again to modify services and pricing under the agreement. For the six months ended June 30, 2007, and the years ended December 31, 2006 and 2005, US BioEnergy paid Capitaline Advisors $144,900, $780,000 and $246,000, respectively, for the services and office space provided to US BioEnergy under this agreement. Pursuant to this services agreement, prior to January 1, 2006, Gordon Ommen, Chad Hatch, Virg Garbers and Steve Myers were employees of Capitaline and provided US BioEnergy with services under this agreement. US BioEnergy has the right to terminate the services agreement for any reason upon 60 days prior written notice.
     In addition, US BioEnergy previously paid Capitaline Advisors a monthly fee for travel services, including the use of aircraft owned by Capitaline Advisors, and other miscellaneous expenses. On March 1, 2006, US BioEnergy entered into two aircraft lease agreements with Capitaline Advisors pursuant to which US BioEnergy pays a monthly fixed fee as well as hourly usage fees for the use of two airplanes owned by Capitaline Advisors. On January 1, 2007, US BioEnergy amended the leases to revise the pricing terms and scope of services to be provided. On October 2, 2007, US BioEnergy and Capitaline Advisors terminated the lease relating to the Cessna T182T Skylane and entered into a lease for a Cessna 206 with Capitaline Flight Department, LLC, an affiliate of Capitaline Advisors. On October 31, 2007, US BioEnergy and the respective lessor terminated each of these. For the six months ended June 30, 2007, and the years ended December 31, 2006 and 2005, US BioEnergy paid Capitaline Advisors $297,700, $336,000 and $10,000 for these travel services.
     On January 31, 2005, US BioEnergy entered into a letter agreement with Capitaline Advisors pursuant to which Capitaline Advisors would provide financial advisory services in connection with certain purchase, acquisition, sale or disposition transactions and certain equity offerings by US BioEnergy. On May 23, 2006, US BioEnergy terminated the financial advisory services agreement with Capitaline Advisors and paid Capitaline Advisors a termination fee of $4.8 million on June 1, 2006. With the exception of this termination fee, US BioEnergy did not make any payments to Capitaline Advisors under this financial advisory services letter agreement.
     In November and December 2004, US BioEnergy Management, LLC, which was 50% owned by Capitaline Advisors, entered into subscription agreements to purchase an aggregate of 6,250,000 shares of US BioEnergy’s common stock for an aggregate purchase price of $6.0 million. In September 2005, Capitaline Renewable Energy II, LP, one of the funds managed by Capitaline General Partner, LLC, which in turn is managed by Capitaline Advisors, purchased 6,875,000 shares of US BioEnergy’s common stock for an aggregate purchase price of $27.5 million in connection with a private placement transaction. In March 2006, Mr. Ommen and Capitaline Renewable Energy III, LP, one of the funds managed by Capitaline General Partner, LLC, which in turn is managed by Capitaline Advisors, purchased 310,312 and 3,250,000 shares of US BioEnergy’s common stock, respectively, for a purchase price of approximately $2.5 million and $26.0 million, respectively, in connection with a private placement transaction.